SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC 205

                                   FORM 12B-25

                        COMMISSION FILE NUMBER 000-30183
                                               ---------

                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K and Form 10-KSB |_| Form 11-K |_| Form 20-F
             |X| Form 10-Q and Form QSB |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

      For the Quarter Ended: September 30, 2006
                             ------------------

      |_| Transition Report on Form 10-K and Form 10-KSB

      |_| Transition Report on Form 20-F

      |_| Transition Report on Form 11-K

      |_| Transition Report on Form 10-Q and Form 10-QSB

      |_| Transition Report on Form N-SAR

      For Transition Period Ended:
                                   ---------------------------------------------

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                              ----------------------------------

PART I - REGISTRANT INFORMATION

MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED
--------------------------------------------------------------------------------
Full Name of Registrant

8/F East Area, Century Golden Resources Business Center, 69 Banjing Road
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Haidian District, Beijing, People's Republic of China  100089
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULE 12-B 25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report,  semi-annual report, transition report on
            Form 10-K or Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K or 10-KSB, 20-F, 11-K, 10-Q or 10-QSB, 10-D, N-SAR, N-CSR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant is unable to file its Form 10-QSB within the prescribed time period without unreasonable effort or expense due to the fact that it has not completed the process of preparing and integrating operating information into statements for the first quarter of 2006. The Registrant anticipates that it will file its Form 10-QSB within the five-day grace period provided by Exchange Act Rule 12b-25.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Jie Chen (Chief Executive Officer)        +86         10-884-52568
   ----------------------------------       ----------   ----------------
      (Name)                                (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               |X| Yes  |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               |_| Yes  |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
------------------------------------------------------------------------------

                  MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   November 14, 2006                       By:  /s/Jie Chen
        ----------------------------                 --------------------------
                                                     Jie Chen
                                                     Chief Executive Officer